EXHIBIT 10.4

PERFORMANCE AWARD AGREEMENT

This Performance Award Agreement (the “Agreement”) has been made as of                                   (the “Date of Grant”) between Duke Energy Corporation, a Delaware corporation, with its principal offices in Charlotte, North Carolina (the “Corporation”), and James E. Rogers (the “Grantee”).

RECITALS

The Corporation has entered into an employment agreement with the Grantee dated February 19, 2009 (the “Employment Agreement”), pursuant to which it has agreed to make certain equity-based awards to the Grantee, including the award memorialized by this Agreement (the “Award”).  The Award memorialized by this Agreement is made pursuant to the Duke Energy Corporation 2006 Long-Term Incentive Plan, as it may, from time to time, be further amended (the “Plan”).  The applicable provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

AWARD

In accordance with the Plan and the Employment Agreement, the Corporation has made this Award, effective as of the Date of Grant and upon the following terms and conditions:

Section 1.  Number and Nature of Performance Shares and Tandem Dividend Equivalents.

(a)                                  At maximum performance, the number of Performance Shares and the number of tandem Dividend Equivalents subject to Section 2(a)(i) and the remaining provisions of this Award (other than Section 2(a)(ii)) are each                 ; at target performance, the number of Performance Shares and the number of tandem Dividend Equivalents subject Section 2(a)(i) and the remaining provisions of this Award (other than Section 2(a)(ii)) are each               .  Such maximum and target number of Performance Shares shall be subject to adjustment in respect of attainment of safety goals as further described in Section 2(a)(i).  The Performance Shares described in this Section 1(a) are herein referred to as the “Annual Performance Shares.”

(b)                                 At maximum performance, the number of Performance Shares and the number of tandem Dividend Equivalents subject to Section 2(a)(ii) and the remaining provisions of this Award (other than Section 2(a)(i)) are each               ; at target performance, the number of Performance Shares and the number of tandem Dividend Equivalents subject Section 2(a)(ii) and the remaining provisions of this Award (other than Section 2(a)(i)) are each                  .  The Performance Shares described in this Section 1(b) are herein referred to as the “Long-Term Performance Shares” and, together with the Annual Performance Shares, as the “Performance Shares.”

(c)                                  Each Performance Share, upon becoming vested before its expiration, represents a right to receive payment in the form of one (1) share of Common Stock.  Each tandem Dividend Equivalent, after its tandem Performance Share vests, represents a right to receive a cash payment equivalent in amount to the aggregate cash dividends declared and paid on one (1) share of Common Stock for the period beginning on the Date of Grant and ending on the date the vested, tandem Performance Share is paid or deferred and before the Dividend Equivalent expires.  Performance Shares and Dividend Equivalents are used solely as units of measurement, and are not shares of Common Stock and the Grantee is not, and has no rights as, a shareholder of the Corporation by virtue of this Award.

Section 2.  Vesting of Performance Shares.

(a)                                  Performance Goals

Except as otherwise provided in this Section 2, the Performance Shares shall vest only if and to the extent the Compensation Committee of the Board of Directors of the Corporation (the “Committee”), or its delegatee, determines that the performance goals for the respective performance period (the “Performance Goals”) have been met (provided that such determination in respect of any performance period shall be made not later than the first March 15 following the end of the applicable performance period).  To the extent Performance Goals are not met, the Performance Shares that do not so become vested shall be forfeited.

(i)                                     The following Performance Goal shall apply with respect to the Annual Performance Shares and the related Dividend Equivalents.  Provided Grantee’s continuous employment by the Corporation, including Subsidiaries, has not terminated, or as otherwise provided in Sections 2(b) or 2(c), 80% of such Performance Shares shall become vested upon the written determination by the Committee, or its delegatee, in its sole discretion, of the extent to which the Corporation achieves the same goals (including the safety penalty and adder) established by the Committee for the other executive officers of the Corporation in respect of corporate performance under the Duke Energy Corporation Executive Short-Term Incentive Plan for the period beginning                           and ending                                     (the “Short-Term Performance Period”), and the remaining 20% of such Performance Shares shall become vested upon the written determination by the Committee, or its delegatee, in its sole discretion, of the extent to which the Grantee achieves the individual goals established by the Committee for the Short-Term Performance Period (as set forth on Schedule I hereto), in each case in accordance with the applicable vesting percentage specified in the following schedule (expressed as a percent of the target number of Annual Performance Shares) and subject to the adjustments described therein, and such Annual Performance Shares that do not so become vested shall be forfeited:

Nature of Performance Goal*	Vesting Percentage (Minimum Performance)	Vesting Percentage (Target Performance)	Vesting Percentage (Maximum Performance)

*When a performance determination is at a level between those specified, the Committee, or its delegatee, in its sole discretion, shall interpolate to determine the applicable vesting percentage.

** If EPS performance is at less than the minimum level, the Committee reserves discretion to reduce the amounts otherwise payable by reason of attainment of the O&M and Reliability Goals.

(ii)                                  The following Performance Goal shall apply with respect to the Long-Term Performance Shares and the related Dividend Equivalents.  Provided Grantee’s continuous employment by the Corporation, including Subsidiaries, has not terminated, or as otherwise provided in Sections 2(b) or 2(c), such Performance Shares shall become vested upon the written determination by the Committee, or its delegatee, in its sole discretion, of the extent to which the Corporation achieves the same performance share goals established by the Committee for the other executive officers of the Corporation under the Corporation’s         long-term incentive program for the period beginning                            and ending                         (the “Long-Term Performance Period” and, together with the Short-Term Performance Period, each a “Performance Period”) in accordance with the applicable vesting percentage specified in the following schedule (expressed as a percent of the target number of Long-Term Performance Shares), and such Long-Term Performance Shares that do not so become vested shall be forfeited:

Nature of Performance Goal*	Vesting Percentage (Minimum Performance)	Vesting Percentage (Target Performance)	Vesting Percentage (Maximum Performance)

*When a performance determination is at a level between those specified, the Committee, or its delegatee, in its sole discretion, shall interpolate to determine the applicable vesting percentage.

(b)                                 Certain Terminations

The provisions of this Section 2(b) shall apply in the event that, prior to the date that the determination of the achievement of each respective Performance Goal is made, the Grantee’s continuous employment by the Corporation, including Subsidiaries, terminates as follows:

(i)                                     If such employment terminates as a result of termination of such employment (1) by the Corporation without “Cause” (as defined in the Employment Agreement) or (2) by the Grantee with “Good Reason” (as defined in the Employment Agreement) or (3) by reason of retirement of the Grantee with approval of the Board of Directors of the Corporation (the “Board”), subject to the timely execution and non-revocation of a release of claims as described in the Employment Agreement, each Performance Share outstanding at the time of such termination shall remain outstanding and shall be payable (if at all) as determined with its terms without regard to the termination of employment.

(ii)                                  If such employment terminates (1) as the result of the Grantee’s death or (2) as the result of the Grantee’s disability (meaning any physical or mental illness or injury that precludes Grantee from performing any job for which he is qualified and able to perform based upon his education, training or experience), subject to the timely execution and non-revocation of a release of claims as further described in the Employment Agreement, each Performance Share outstanding at the time of such termination shall remain outstanding and shall be payable (if at all) as determined with its terms without regard to the termination of employment, provided that the amount payable shall be such proportion of the amount otherwise payable that the number of days elapsed at the time of termination (inclusive) in the applicable Performance Period not yet concluded at the time of termination bears to the total number of days in the applicable Performance Period.

(iii)                               If such employment terminates as a result of termination of such employment (1) by the Employee other than with “Good Reason” (as defined in the Employment Agreement) and other than by reason of retirement with the approval of the Board or (2) by the Corporation  for “Cause” (as defined in the Employment Agreement), each Performance Share outstanding at the time of such termination shall expire and be forfeited immediately.

(iv)                              If, following the occurrence of a Change in Control (as defined in the Plan as in effect on the effective date of the Employment Agreement) and before the second anniversary of such occurrence, such employment is terminated (1) by the Corporation without “Cause” (as defined in the Employment Agreement), (2) by the Grantee with “Good Reason” (as defined in the Employment Agreement) or (3) by reason of retirement of the Grantee with the approval of the Board, each Performance Share subject to this Award that is then outstanding shall vest immediately upon such termination based on the target level of performance, irrespective of any subsequent determination of the achievement of each Performance Goal.

(c)                                  Approved Leave of Absence

In the event that Grantee is on an employer-approved, personal leave of absence on the date that the determination of the achievement of each Performance Goal is made, then, unless prohibited by law, vesting shall be postponed and shall not occur unless and until Grantee returns to active service in accordance with the terms of the approved personal leave of absence and before November 1 of the calendar year immediately following the calendar year in which the applicable Performance Period ends, and if the Grantee returns after March 15 of the year following the year in which the applicable Performance Period ends, payment shall occur not later than the year in which the Grantee returns.  In the event Grantee does not return to active service from such leave of absence prior to November 1 of the calendar year immediately following the calendar year in which the Performance Period ends, any Performance Shares covered by this Award that were not vested as of the commencement of such leave shall be immediately forfeited (as if Grantee terminated employment for purposes of Section 4 hereof).   Further, in the event that such determination is made and during any portion of the applicable Performance Period the Grantee was on employer-approved, personal leave of absence, the applicable vesting percentage shall be determined by the Committee, or its delegatee, in its sole discretion, to reflect only that portion of the applicable Performance Period during which such employment continued while the Grantee was entitled to payment of salary.

Section 3.  Grantee Obligation under Employment Agreement.  Grantee acknowledges that this Award is subject to Grantee’s obligations under the confidentiality, noncompetition and nonsolicitation provisions set forth in Section 9 of the Employment Agreement.

Section 4.  Forfeiture/Expiration.  Any Performance Share subject to this Award shall be forfeited upon the termination of the Grantee’s continuous employment by the Corporation, including Subsidiaries, from the Date of Grant, except to the extent otherwise provided in Section 2.  Any Dividend Equivalent subject to this Award shall expire at the time its tandem Performance Share (i) is vested and paid, or deferred, (ii) is forfeited, or (iii) expires.  The Grantee agrees that, in the event he violates the confidentiality, noncompetition or nonsolicitation provisions set forth in Section 9 of the Employment Agreement, (1) he will forfeit and not be entitled to any further payments in accordance with Section 2(b)(i) hereof and (2) if such violation is after the termination of his employment, he will be obligated to repay to the Corporation any amounts paid (determined as of the date of payment) after the termination of employment pursuant to Section 2(b) hereof, with such sum reduced by any amount previously repaid pursuant to this Section 4.  Such amount shall be paid to the Corporation in cash in a single sum within ten (10) business days after the first date of the violation, whether or not the Corporation has knowledge of the violation or has made a demand for payment. Any such payment made following such date shall bear interest at a rate equal to the prime lending rate of Citibank, N.A. (as periodically set) plus 1%.

Section 5.  Dividend Equivalent Payment.  Payment with respect to any Dividend Equivalent subject to this Award that is in tandem with a Performance Share that is vested and paid shall be paid in cash to the Grantee at the same time as the vested Performance Share as provided in Section 6, or, if the vested Performance Share is deferred by Grantee as provided in Section 6, payment with respect to the tandem Dividend Equivalent shall likewise be deferred.  The Dividend Equivalent payment amount shall equal the aggregate cash dividends declared and paid with respect to one (1) share of Common Stock for the period beginning on the Date of Grant and ending on the date the vested, tandem Performance Share is paid or deferred and before the Dividend Equivalent expires.  However, should the timing of a particular payment under Section 6 to the Grantee in shares of Common Stock in conjunction with the timing of a particular cash dividend declared and paid on Common Stock be such that the Grantee receives such shares without the right to receive such dividend and the Grantee would not otherwise be entitled to payment under the expiring Dividend Equivalent with respect to such dividend, the Grantee, nevertheless, shall be entitled to such payment.  Dividend Equivalent payments shall be subject to withholding for taxes.  Any required tax withholdings in respect of Dividend Equivalents attributable to Performance Shares shall be satisfied by reducing the cash payment in respect of the required withholding amount, unless the Committee, or its delegatee, in its discretion, permits Grantee to satisfy such tax obligation by other payment to the Corporation.

Section 6.  Payment of Performance Shares.   Payment of Performance Shares subject to this Award that become vested shall be made to the Grantee as soon as practicable following the end of the applicable Performance Period (and in any event on or before the first March 15 following the end of the applicable Performance Period), except to the extent deferred by the Grantee in accordance with such procedure as the Committee, or its delegatee, may prescribe from time to time; provided that, in the case of Performance Shares that become vested by reason of the application of Section 2(b)(iv), payment shall be made as soon as practicable and in any event within thirty (30) days following the applicable termination of employment unless the Change in Control does not constitute a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation within the meaning of Section 409A of the Code, in which case payment shall be made as soon as practicable following the end of the applicable Performance Period (and in any event on or before the first March 15 following the end of the applicable Performance Period); and provided further that payment shall in any event be made in a manner required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code. Payment (or deferrals, as applicable) shall be subject to withholding for taxes. Payment shall be in the form of one (1) share of Common Stock for each full vested Performance Share, and any fractional vested Performance Share shall be rounded down to the next whole share for purposes of both vesting under Section 2 and payment under Section 6.  Notwithstanding the foregoing, the number of shares of Common Stock that would otherwise be paid or deferred (valued at Fair Market Value on the date the respective Performance Share became vested, or if later, payable) shall be reduced by the Committee, or its delegatee, in its sole discretion, to fully satisfy tax withholding requirements, unless the Committee, or its delegate, in its discretion requires Grantee to satisfy such tax obligation by other payments to the Corporation.

Section 7.  No Employment Right.  Nothing in this Agreement or in the Plan shall confer upon the Grantee the right to continued employment with the Corporation or any Subsidiary, or affect the right of the Corporation or any Subsidiary to terminate the employment or service of the Grantee at any time for any reason.

Section 8.  Nonalienation.  The Performance Shares and Dividend Equivalents subject to this Award are not assignable or transferable by Grantee.  Upon any attempt to transfer, assign, pledge, hypothecate, sell or otherwise dispose of any such Performance Share or Dividend Equivalent, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon such Performance Share or Dividend Equivalent, or upon such right or privilege, such Performance Share or Dividend Equivalent, or such right or privilege, shall immediately become null and void.

Section 9.  Determinations.  Determinations by the Committee, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.

Section 10.  Governing Law.  This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware applicable to transactions that take place entirely within that state.

Section 11.  Conflicts with Plan, Correction of Errors, Section 409A and Grantee’s Consent.  In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling.  In addition, in the event that any provision of this Agreement and/or Plan conflicts in any way with a provision of the Employment Agreement, such Employment Agreement provision shall be controlling and the applicable provision of this Agreement and/or

Plan shall be without force and effect to the extent necessary to cause such Employment Agreement provision to be controlling, except to the extent such treatment would constitute a material modification of the Plan requiring stockholder approval.  In the event that, due to administrative error, this Agreement does not accurately reflect an Award properly granted to the Grantee pursuant to the Plan and the Employment Agreement, the Corporation, acting through its Executive Compensation and Benefits Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code and that this Award not result in unfavorable tax consequences to Grantee under Section 409A of the Code.  This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code).  The Corporation and the Grantee agree to work together in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Corporation shall not be required to assume any increased economic burden.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Grantee shall not be considered to have terminated employment with Corporation for purposes of this Agreement and no payments shall be due to him under this Agreement which are payable upon his termination of employment until he would be considered to have incurred a “separation from service” from the Corporation within the meaning of Section 409A of the Code.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Grantee’s termination of employment shall instead be paid within 30 days following the first business day after the date that is six months following his termination of employment (or upon his death, if earlier).  In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Grantee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.  Grantee acknowledges and agrees that payments made under this Agreement are subject to the Corporation’s requirement that the Grantee reimburse the portion of any payment where such portion of the payment was predicated upon the achievement of financial results that are subsequently the subject of a restatement caused or partially caused by Grantee’s fraud or misconduct.

Section 12.  Compliance with Law.  The Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws applicable to the Plan and this Award; provided, however, notwithstanding any other provision of this Award, the Corporation shall not be obligated to deliver any shares of Common Stock pursuant to this Award if the delivery thereof would result in a violation of any such law.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed and granted in Charlotte, North Carolina, to be effective as of the Date of Grant.

ATTEST:		DUKE ENERGY CORPORATION:

By:	Marc E. Manly	By: James H. Hance, Jr.
	Corporate Secretary	Its: Chairman, Compensation Committee

Acceptance of Performance Award

IN WITNESS OF Grantee’s acceptance of this Performance Award and Grantee’s agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement effective this            day of                               .

Grantee’s Signature
James E. Rogers

SCHEDULE I

Short-Term Performance Period

Individual Performance Goals